Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

-Or-

Heidi Gillette

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

SECOND QUARTER 2009 FFO OF $1.20 PER SHARE AND

EPS OF $0.18 PER SHARE

Quarterly Highlights

•                  Second quarter FFO totaled $1.20 per share (diluted) compared to $1.92 per share (diluted) for the second quarter of 2008.  The results for the quarter ended June 30, 2008 include incentive distributions of approximately $31.6 million, or $0.52 per share (diluted).

•                  Net income per share for the second quarter of 2009 totaled $0.18 per share (diluted) compared to $2.29 per share (diluted) in the same period in the prior year.  The results for the quarter ended June 30, 2008 include a gain on sale of $1.53 per share (diluted) from the sale of 1250 Broadway and incentive distributions of approximately $31.6 million, or $0.52 per share (diluted).

•                  Raised gross proceeds of approximately $405.7 million from the issuance of 19,550,000 shares of the Company’s common stock and ended the quarter with approximately $676.8 million of cash on hand.

•                  Repurchased approximately $305.7 million of the Company’s unsecured notes and exchangeable bonds since April 1, 2009, realizing gains on early extinguishment of debt aggregating approximately $30.2 million.  Since October 2008, the Company has repurchased approximately $732.3 million of its debt for approximately $532.7 million, which resulted in gains on early extinguishment of approximately $155.2 million.

•                  Maintained Manhattan occupancy rate at 96.2% with increases in occupancy at 100 Park Avenue, 1350 Avenue of the Americas and 485 Lexington Avenue.

•                  Signed 29 Manhattan office leases totaling 328,780 square feet with average starting rents of $51.10 per rentable square foot during the second quarter.  Average Manhattan office starting rents increased by 27.3% on these leases over previously fully escalated rents.

•                  Recognized combined same-store GAAP NOI growth of 2.1% for the second quarter, including 2.3% from the consolidated same-store properties and 1.9% from the unconsolidated joint venture same-store properties.  For the first six months of 2009, combined same-store GAAP NOI growth was 2.3%, including 2.1% from the consolidated same-store properties and 3.0% from the unconsolidated joint venture same-store properties.

•                  Closed on a $40.0 million upsize to our financing secured by 625 Madison Avenue.  The amortizing loan, which is co-terminus with the existing mortgage, resulted in a blended fixed interest rate of 7.22% on the combined $136.4 million loan.

•                  Purchased a sub-leasehold position at 420 Lexington Avenue for approximately $7.7 million.

•                  Generated $58.5 million in net proceeds from the sale of a structured finance investment, reducing total structured finance balances at June 30, 2009 to approximately $608.3 million.

•                  Sold the Company’s partnership interests in 55 Corporate Drive, NJ (pad IV) and the Mack-Green joint venture for approximately $5.0 million.  This sale resulted in a gain on sale of approximately $4.0 million, the recognition of a deferred incentive fee of approximately $4.8 million in connection with our original Bellemead investment, and the elimination of our share of the joint venture mortgage financing of $49.0 million.

•                  Acquired a $11.7 million controlling interest in a mortgage secured by a New York City property with an expected yield to maturity of 13.0%.

Summary

New York, NY, July 27, 2009 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations, or FFO, of $83.5 million, or $1.20 per share (diluted), for the quarter ended June 30, 2009, a decrease of 28.7% compared to $117.1 million, or $1.92 per share (diluted), for the same quarter in 2008.  The results for the quarter ended June 30, 2008 include incentive distributions of approximately $31.6 million, or $0.52 per share (diluted).

Net income attributable to common stockholders totaled $12.6 million, or $0.18 per share (diluted), for the quarter ended June 30, 2009, compared to $134.2 million, or $2.29 per share (diluted), for the same quarter in 2008.  The results for the quarter ended June 30, 2008 include a gain on sale of $1.53 per share (diluted) from the sale of 1250 Broadway and incentive distributions of approximately $31.6 million, or $0.52 per share (diluted).

Operating and Leasing Activity

For the second quarter of 2009, the Company reported revenues and EBITDA of $253.0 million and $138.4 million, respectively, a decrease of $37.8 million, or 13.0%, and $44.4 million, or 24.3%, respectively, compared to the same period in 2008.  The decrease is primarily due to the recognition of approximately $31.6 million of incentive distributions in 2008.

Same-store GAAP NOI on a combined basis increased by 2.1% for the second quarter when compared to the same quarter in 2008, with the consolidated properties increasing 2.3% to $130.0 million and the unconsolidated joint venture properties increasing 1.9% to $53.0 million.  For the first six months of 2009, combined same-store GAAP NOI growth was 2.3%, including 2.1% from the consolidated same-store properties and 3.0% from the unconsolidated joint venture same-store properties.

Occupancy for the Manhattan portfolio at June 30, 2009 was 96.2%, the same as at March 31, 2009.  During the quarter, the Company signed or commenced 34 leases in the Manhattan portfolio totaling 336,989 square feet, of which 29 leases and 328,780 square feet represented office leases.  Average starting Manhattan office rents of $51.10 per rentable square foot on the 328,780 square feet of leases signed or commenced during the second quarter represented a 27.3% increase over the previously fully escalated rents.  The average lease term was 10.9 years and average tenant concessions were 4.0 months of free rent with a tenant improvement allowance of $53.68 per rentable square foot.

Average starting Suburban office rents of $31.34 per rentable square foot for the second quarter represented a 0.8% increase over the previously fully escalated rents.  Occupancy for the Suburban portfolio was 90.3% at June 30, 2009 compared to 90.4% at March 31, 2009.  During the quarter, the Company signed 24 leases in the Suburban portfolio totaling 164,008 square feet, of which 22 leases and 160,975 square feet represented office leases.

During the quarter, the Company had solid leasing activity at 100 Park Avenue, 485 Lexington Avenue, 750 Third Avenue, all in New York City, and 360 Hamilton Avenue and 1 and 2 Jericho Plaza in the suburbs.

Significant leasing activities during the second quarter included:

•                  New lease with The Segal Company for approximately 144,296 square feet at 333 West 34th Street.

•                  New lease with Aetna Life Insurance Company for approximately 40,139 square feet at 100 Park Avenue.

•                  New lease with Fox Interactive Media Inc. for approximately 38,756 square feet at 485 Lexington Avenue.

•                  New lease with Eisner LLP for approximately 33,981 square feet at 750 Third Avenue.

•                  New lease with Wells Fargo Trade Capital Services for approximately 12,293 square feet at 100 Park Avenue.

•                  Early renewal with AboveNet.com for approximately 31,718 square feet at 360 Hamilton Avenue.

Marketing, general and administrative, or MG&A, expenses for the quarter ended June 30, 2009 was approximately $17.9 million, which is consistent with the first quarter’s results.  The Company is on pace to realize a 30.0% MG&A savings in 2009 when compared to 2008.

Real Estate Investment Activity

In April 2009, the Company sold its partnership interests in 55 Corporate Drive, NJ (pad IV) and the Mack-Green joint venture to Mack-Cali Realty Corporation (NYSE: CLI) for $5.0 million. This sale resulted in a gain on sale of approximately $4.0 million, the recognition of a deferred incentive fee of approximately $4.8 million in connection with our original Bellemead investment, and the elimination of our share of joint venture mortgage financing of $49.0 million.

Financing and Capital Activity

In May 2009, the Company completed a public offering of 19,550,000 shares of its common stock at $20.75 per share. Proceeds from this offering, net of underwriting discounts and commissions, (approximately $387.3 million) will be used for general corporate and/or working capital purposes which may include investment opportunities, purchases of the indebtedness of our subsidiaries in the open market from time to time, and the repayment of indebtedness at the applicable maturity or put date.

The Company repurchased approximately $305.7 million of its debt since April 1, 2009, including approximately $290.6 million of exchangeable bonds, realizing gains on early extinguishment of debt aggregating approximately $30.2 million.  Approximately $8.0 million face amount of these repurchases occurred during July 2009 and, accordingly, approximately $0.8 million of these gains will be recognized during the third quarter of 2009.

In July 2009, the Company closed on a $40.0 million upsize to our financing secured by 625 Madison Avenue.  The amortizing loan, which is co-terminus with the existing mortgage, resulted in a blended fixed interest rate of 7.22% on the combined $136.4 million loan.

Structured Finance Activity

The Company’s structured finance investments totaled approximately $534.5 million at June 30, 2009 (excluding approximately $73.8 million of structured finance investments which were classified as held for sale at June 30, 2009), a decrease of approximately $145.3 million from the balance at December 31, 2008.  During the second quarter, the Company acquired a $11.7 million controlling interest in a mortgage secured by a New York City property with an expected yield to maturity of approximately 13.0%.  During the second quarter, the Company sold approximately $96.8 million of structured finance investments, which generated approximately $58.5 million in net proceeds to the Company.  During the second quarter of 2009, the Company recorded approximately $45.6 million in additional loan loss reserves, inclusive of a $38.5 million charge off, against its structured finance investments.  The structured finance investments currently have a weighted average maturity of 4.0 years and a weighted average yield for the quarter ended June 30, 2009 of 9.7%, exclusive of loans totaling $96.1 million which are on non-accrual status.

Dividends

During the second quarter of 2009, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.10 per share of common stock. Dividends were paid on July 15, 2009 to stockholders of record on the close of business on June 30, 2009.

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period April 15, 2009 through and including July 14, 2009.  Dividends were paid on July 15, 2009 to stockholders of record on the close of business on June 30, 2009, and reflect regular quarterly dividends, which are the equivalent of annualized dividend of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio web cast on Tuesday, July 28, 2009 at 2:00 pm ET to discuss the financial results. The Supplemental Package will be available prior to the quarterly conference call on the Company’s website, www.slgreen.com, under “financial reports” in the investors section.

The live conference will be webcast in listen-only mode on the Company’s website under “event calendar & webcasts” in the investors’ section of the website and on Thomson’s StreetEvents Network. The conference call may also be accessed by dialing 866.383.8009 Domestic or 617.597.5342 International, using pass-code “SL Green.”

A replay of the call will be available through August 4, 2009 by dialing 888.286.8010 Domestic or 617.801.6888 International, using pass-code 61611632.

Supplemental Information

The Supplemental Package outlining the Company’s second quarter 2009 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of June 30, 2009, the Company owned interests in 29 New York City office properties totaling approximately 23,211,200 square feet, making it New York’s largest office landlord. In addition, at June 30, 2009, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 400,212 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 32 suburban assets totaling 6,949,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 9 of this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Westchester County, Connecticut, Long Island and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements.  Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us.  These risks and uncertainties include the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metro real estate market in particular; dependence upon certain geographic markets; risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; risks relating to structured finance investments; availability and creditworthiness of prospective tenants and borrowers; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space; availability of capital (debt and equity); unanticipated increases in financing and other costs, including a rise in interest rates; our ability to comply with financial covenants in our debt instruments; our ability to maintain our status as a REIT; risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations; the continuing threat of terrorist attacks, in particular in the New York Metro area and on our tenants; our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Rental revenue, net	$192,735	$192,575	$389,203	$386,416
Escalations & reimbursement revenues	31,534	30,007	65,292	59,966
Preferred equity and investment income	15,533	22,654	32,431	41,801
Other income	13,166	45,486	29,447	55,990
Total revenues	252,968	290,722	516,373	544,173

Equity in net income from unconsolidated joint ventures	16,828	17,822	29,901	37,247
Gain on early extinguishment of debt	29,321	—	77,033	—

Expenses:
Operating expenses	52,441	54,744	107,923	108,415
Ground rent	8,046	7,826	16,092	16,075
Real estate taxes	36,751	32,760	73,700	65,284
Loan loss reserves	45,577	5,000	107,577	5,000
Marketing, general and administrative	17,946	25,434	35,868	49,893
Total expenses	160,761	125,764	341,160	244,667

Earnings Before Interest, Depreciation and Amortization (EBITDA)	138,356	182,780	282,147	336,753
Interest expense, net of interest income	57,012	73,604	117,276	149,650
Amortization of deferred financing costs	1,476	1,538	2,912	3,171
Depreciation and amortization	55,186	54,685	109,984	108,119
Loss (gain) on equity investment in marketable securities	(126)	—	681	—
Net income from Continuing Operations	24,808	52,953	51,294	75,813
Income (loss) from Discontinued Operations	(538)	1,566	(604)	2,931
Gain on sale of Discontinued Operations	—	—	6,572	110,232
Net gain on sale of interest in unconsolidated joint venture/ real estate	(2,693)	93,481	6,848	93,481
Net income	21,577	148,000	64,110	282,457
Net income attributable to noncontrolling interests	(4,065)	(8,840)	(8,862)	(17,050)
Net income attributable to SL Green Realty Corp.	17,512	139,160	55,248	265,407
Preferred stock dividends	(4,969)	(4,969)	(9,938)	(9,938)
Net income attributable to common stockholders	$12,543	$134,191	$45,310	$255,469

Earnings Per Share (EPS)
Net income per share (Basic)	$0.19	$2.30	$0.73	$4.37
Net income per share (Diluted)	$0.18	$2.29	$0.73	$4.35

Funds From Operations (FFO)
FFO per share (Basic)	$1.20	$1.93	$2.66	$3.30
FFO per share (Diluted)	$1.20	$1.92	$2.65	$3.28

Basic ownership interest
Weighted average REIT common shares for net income per share	67,363	58,329	62,298	58,406
Weighted average partnership units held by noncontrolling interests	2,336	2,340	2,338	2,340
Basic weighted average shares and units outstanding for FFO per share	69,699	60,669	64,636	60,746
Diluted ownership interest
Weighted average REIT common share and common share equivalents	67,406	58,674	62,341	58,780
Weighted average partnership units held by noncontrolling interests	2,336	2,340	2,338	2,340
Diluted weighted average shares and units outstanding	69,742	61,014	64,679	61,120

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$1,385,182	$1,386,090
Buildings and improvements	5,560,966	5,544,019
Building leasehold and improvements	1,268,022	1,259,472
Property under capital lease	12,208	12,208
	8,226,378	8,201,789
Less accumulated depreciation	(635,415)	(546,545)
	7,590,963	7,655,244
Assets held for sale, net	76,657	184,035
Cash and cash equivalents	676,768	726,889
Restricted cash	87,154	105,954
Tenant and other receivables, net of allowance of $14,508 and $16,898 in 2009 and 2008, respectively	31,666	30,882
Related party receivables	9,519	7,676
Deferred rents receivable, net of allowance of $22,382 and $19,648 in 2009 and 2008, respectively	156,685	145,561
Structured finance investments, net of discount of $14,308 and $18,764 and allowance of $71,666 and none in 2009 and 2008, respectively	534,518	679,814
Investments in unconsolidated joint ventures	978,340	975,483
Deferred costs, net	135,520	133,052
Other assets	317,260	339,763
Total assets	$10,595,050	$10,984,353

Liabilities and Equity
Mortgage notes payable	$2,570,085	$2,591,358
Revolving credit facility	1,419,500	1,389,067
Senior unsecured notes	873,046	1,501,134
Accrued interest and other liabilities	38,177	70,692
Accounts payable and accrued expenses	125,267	133,100
Deferred revenue/gain	376,143	427,936
Capitalized lease obligation	16,791	16,704
Deferred land lease payable	17,831	17,650
Dividend and distributions payable	12,014	26,327
Security deposits	36,737	34,561
Liabilities related to assets held for sale	—	106,534
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	5,585,591	6,415,063
Commitments and contingencies	—	—
Noncontrolling interest in operating partnership	89,035	87,330
Equity
SL Green Realty Corp. stockholders’ equity
7.625% Series C perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 6,300 issued and outstanding at June 30, 2009 and December 31, 2008, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 4,000 issued and outstanding at June 30, 2009 and December 31, 2008, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 80,180 and 60,404 issued and outstanding at June 30, 2009 and December 31, 2008, respectively (inclusive of 3,360 shares held in Treasury at both June 30, 2009 and December 31, 2008)	802	604
Additional paid-in capital	3,481,518	3,079,159
Treasury stock-at cost	(302,705)	(302,705)
Accumulated other comprehensive loss	(32,285)	(54,747)
Retained earnings	996,051	979,939
Total SL Green Realty Corp. stockholders’ equity	4,391,683	3,950,552
Noncontrolling interests in other partnerships	528,741	531,408
Total equity	4,920,424	4,481,960
Total liabilities and equity	$10,595,050	$10,984,353

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
FFO Reconciliation:
Net income attributable to common stockholders	$12,543	$134,191	$45,310	$255,469
Add:
Depreciation and amortization	55,186	54,685	109,984	108,119
Discontinued operations depreciation adjustments	—	1,715	—	4,219
Joint venture depreciation and noncontrolling interest adjustments	9,322	11,381	20,587	19,556
Net income attributable to noncontrolling interests	4,065	8,840	8,862	17,050
Loss (gain) on equity investment in marketable securities	(126)	—	681	—
Less:
Gain on sale of discontinued operations	—	—	6,572	110,232
Equity in net gain (loss) on sale of joint venture property/real estate	(2,693)	93,481	6,848	93,481
Depreciation on non-rental real estate assets	170	234	374	456
Funds from Operations	$83,513	$117,097	$171,630	$200,244

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Earnings before interest, depreciation and amortization (EBITDA):
Add:	$138,356	$182,780	$282,147	$336,753
Marketing, general & administrative expense	17,946	25,434	35,868	49,893
Operating income from discontinued operations	(43)	2,675	530	5,845
Loan loss reserves	45,577	5,000	107,577	5,000
Less:
Non-building revenue	(24,644)	(60,376)	(50,366)	(82,960)
Gain on early extinguishment of debt	(29,321)	—	(77,033)	—
Equity in net income from joint ventures	(16,828)	(17,822)	(29,901)	(37,247)
GAAP net operating income (GAAP NOI)	131,043	137,691	268,822	277,284

Less:
Operating income from discontinued operations	43	(2,675)	(530)	(5,845)
GAAP NOI from other properties/affiliates	(1,132)	(7,946)	(10,736)	(19,091)
Same-Store GAAP NOI	$129,954	$127,070	$257,556	$252,348

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	June 30,
	2009	2008
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	23,211	23,719
Portfolio percentage leased at end of period	96.2%	96.7%
Same-Store percentage leased at end of period	96.2%	95.7%
Number of properties in operation	29	30

Office square feet leased during quarter (rentable)	328,780	431,345
Average mark-to-market percentage-office	27.3%	53.5%
Average starting cash rent per rentable square foot-office	$51.10	$65.89

(1)  Includes wholly owned and joint venture properties.